Exhibit 4.8

EQUITY TRANSFER AGREEMENT

This Equity Transfer Agreement is made as of December 12, 2002:

PARTIES:	Fushun Electric Porcelain Works, an enterprise organised and existing pursuant to the Laws of the People’s Republic of China (“PRC”), and registered with the Fushun Municipality Administration of Industry and Commerce, Liaoning Province with its legal address at 2 Liquan Road, Xinfu District, Fushun, Liaoning Province, PRC (“Transferor”).

AND:	Trench (UK) Limited, a company organized and existing under the laws of the United Kingdom with its legal address at South Drive, Hebburn, Tyne & Wear NE31 1UW (“Trench UK”).

AND:	Trench Limited, a company organized and existing under the laws of the Canada with its legal address at 71 Maybrook Drive, Scarborough, Ontario, Canada M1V 4B6 (“Trench Canada”).

AND:	Shanghai Instrument Transformer Works, a company organized and existing under the laws of the PRC with its registered address at 427 Jumen Road, Shanghai, PRC (“SITW”).

For the purpose of this Equity Transfer Agreement, unless otherwise provided in this Agreement, Trench UK and Trench Canada will be referred to collectively as “Trench”, and Trench Canada and SITW will be referred to collectively as “Transferee”.

WHEREAS:

A.	The Company is a Sino-foreign joint venture established on December 20, 1995 pursuant to a joint venture contract and articles of association dated 27 November 1995 between the Transferor and VA Tech Reyrolle Limited (formerly known as “Reyrolle Limited”), a company organised under the laws of the United Kingdom (“Reyrolle”).

B.	Pursuant to an Asset Sale and Purchase Agreement dated 18 April 2000 between Reyrolle and Trench UK and others, Trench UK acquired from Reyrolle fifty point four percent (50.4%) of the registered capital in the Company, being all of the registered capital held by Reyrolle in the Company. An agreement to amend the joint venture contract and articles of association accordingly was executed on 21 April 2001. The Approval Authority approved the acquisition by Trench UK and the consequential amendments to the joint venture contract and articles of association and issued a certificate of approval on December 7, 2001.

C.	Until the date hereof, the ownership of the registered capital of the Company was apportioned as follows:

Owner	Percentage (%)	Amount of Registered Capital in RMB
Transferor	49.6	16,727,000
Trench UK	50.4	16,997,000

Total	100	33,724,000

D.	The Transferor wishes to transfer in aggregate forty seven point six percent (47.6%) of the registered capital to Trench Canada and SITW in the following proportions:

Recipient	Percentage (%)	Amount of Registered Capital in RMB
SITW	33	11,128,920
Trench Canada	14.6	4,923,600

Total	47.6	16,052,520

E.	The Parties agree to the Transfer upon the terms and conditions set forth in this Equity Transfer Agreement.

F.	To reflect the Transfer, the Parties have agreed to amend and replace the Original JV Contract and the Original Articles of Association of the Company.

NOW THEREFORE, in consideration of the foregoing and of the mutual promises and covenants contained herein, the Parties hereby agree as follows:

1.	DEFINITIONS

1.1	In this Agreement the following terms shall have the following meanings:

(a)	“Agreement” means this Equity Transfer Agreement.

(b)	“Approval” means the following on terms and conditions satisfactory to Trench and SITW:

(i)	approval of the Approval Documents by the relevant Approval Authority and the issue of the approval certificate;

(ii)	the Fushun Court Approval;

(iii)	completion of the Business Registrations; and

(iv)	Such other approvals required by Trench and SITW.

(c)	“Approval Authority” means the Fushun Commission on Foreign Trade and Economic Cooperation, or any other competent authority, including, without limitation, FAIC, the State Assets Administration Bureau and the Fushun Court or such other authority or authorities as SITW or Trench may determine.

(d)	“Approval Documents” means the documents listed in Article 5.1 and all other documents required to be submitted for the Approval.

(e)	“Board” means the board of directors of the Company.

(f)	“Business Day” means any day other than a Saturday or Sunday or a statutory or civic holiday in the People’s Republic of China.

(g)	“Business Registrations” means the business registrations described in Article 5.4.

(h)	“Conditions Precedent” means the conditions set out in Article 2.2.

(i)	“Company” means Fushun Reyrolle Bushing Co., Limited, a Sino-foreign equity joint venture established and existing under the laws of the PRC with its legal address at the Economic Development Area, Fushun, Liaoning Province, PRC.

(j)	“Claimants” means the claimants under the Fushun Court Orders;

(k)	“Closing” means the performance of the acts set out in Article 7.

(l)	“Closing Date” means the date being not more than fifteen (15) Business Days after the date on which the last of the Conditions Precedent is fulfilled to the satisfaction of both Trench and SITW. The date on which the last of the Conditions Precedent is fulfilled shall be the date agreed by Trench and SITW and notified in writing by Trench to the Transferor.

(m)	“Due Diligence” shall include, but shall not be limited to:

(i)	financial and accounting, business, environmental, design, engineering and construction and legal due diligence on the Company, the Transferor, the Equity Interest, and all the assets of the Company and all employees referred to in Article 6 and the conditions of employment of those employees;

(ii)	due diligence on the value of the Company, which shall include the commissioning and issuance of the SITW Valuation to SITW and the review and approval of the SITW Valuation by the State Assets Administration Bureau ;

(iii)	due diligence on the Fushun Court Orders and all circumstances giving rise to the Fushun Court Orders, including procedures and conditions for securing the absolute and unconditional release and discharge of the Fushun Court Orders; and

(iv)	such other matters pertaining to or affecting or relating to the Company or the Equity Interest (whether directly or indirectly) that SITW and Trench desires.

(n)	“Equity Interest” means the whole or any part of the Total Equity Interest.

(o)	“FAIC” means the Fushun Administration of Industry and Commerce.

(p)	“Fushun Court” means the Fushun City Intermediate Court or any other court or tribunal in any jurisdiction which has or may in the future issue any direction, order or award affecting the Equity Interest.

(q)	“Fushun Court Approval” means:

(i)	the approval of the Fushun Court to the Transfer under this Equity Transfer Agreement;

(ii)	any such order, direction or award by the Fushun Court specifying the terms for securing the unconditional release and discharge of the Fushun Court Orders; and

(iii)	the unconditional release and discharge described in paragraph (ii) above,

which must be in form and substance satisfactory to each of Trench, SITW and the Claimants.

(r)	“Fushun Court Orders” means the following orders issued by the Fushun Court:

(i)	property preservation order against the Transferor’s equity holdings in the Company in favour of the Fushun City Social Security Insurance General Corporation issued on 11 April 2002;

(ii)	property preservation order against the Transferor’s equity holdings in the Company and debts in favour of the Fushun City Housing Fund Administrative Bureau issued on 18 July 2002;

(iii)	property preservation order against the Transferor’s equity holdings in the Company and its deposits or assets in favour of the Bank of China Fushun Branch issued on 30 August 2002;

(iv)	the enforcement assistance order issued to the Company in relation to the property preservation order described in paragraph (iii) dated 2 September 2002; and

(v)	any other order or direction from any court or tribunal in any jurisdiction which affects the Equity Interest.

(a)	“Original Articles of Association” means the Articles of Association of the Company dated 27 November 1995 as amended, supplemented or otherwise modified from time to time.

(b)	“Original JV Contract” means the joint venture contract of the Company dated 27 November 1995 as amended, supplemented or otherwise modified from time to time.

(c)	“Purchase Price” is defined in Article 4.1.

(d)	“Related Agreements” mean the following agreements signed concurrently with this Agreement:

(i)	the Revised Joint Venture Contract;

(ii)	the Revised Articles of Association; and

(iii)	any other relevant agreements or documents which relate to the Revised Joint Venture Contract, the Revised Articles of Association or this Equity Transfer Agreement or the matters contemplated therein.

(e)	“Revised Articles of Association” means the revised Articles of Association attached to this Equity Transfer Agreement as Annexure A.

(f)	“Revised Joint Venture Contract” means the revised Joint Venture Contract attached to this Equity Transfer Agreement as Annexure B.

(g)	“SITW Valuation” means such valuation report required by Trench and SITW in relation to the Company, its assets and the Equity Interest and such other matters as each of Trench and SITW considers relevant prepared by valuers approved by SITW and Trench.

(h)	“State Asset Administration Bureau” means the State Asset Administration Bureau which approval is required for the Transfer by the Transferor of State owned assets.

(i)	“Transfer Equity Interest” means:

(i)	in relation to SITW, 33% of the Total Equity Interest;

(ii)	in relation to Trench Canada, 14.6% of the Total Equity Interest.

(j)	“Total Equity Interest” means the whole of the equity in the Company which includes registered capital of the Company as described in Recital C as the “Total”.

(k)	“Transfer” means the transfer of registered capital referred to in Recital D.

(l)	“Valuation Documents” means the documents specified in Article 5.3.

Wherever in this Agreement the approval, acceptance, consent, satisfaction, sanction, agreement, determination or authorisation of Trench or SITW is required, such approval, acceptance, consent, satisfaction, sanction, agreement, determination or authorisation may be given or withheld or be made subject to such conditions as SITW or Trench determine in their absolute and unfettered discretion.

2.	CONDITIONS PRECEDENT AND DUE DILIGENCE

2.1	(a) This Equity Transfer Agreement is subject to and conditional upon the approval of the State Asset Administration Bureau to the Transfer and of the Valuation Documents and, if required by SITW, the approval of the State Asset Administration Bureau of the SITW Valuation (as evidenced by a certificate of approval) , which approvals and certificate must be in form and substance acceptable to Trench and SITW (“Precondition”).

(a)	The Transferor shall use its best efforts to procure the fulfillment of the Precondition as soon as possible. If the Precondition is not fulfilled by 15 November 2002, or such later date agreed by Trench and SITW, either or both Trench and/or SITW may terminate this Equity Transfer Agreement and the Related Agreements, by giving written notice to the other parties and the parties shall have no further obligations hereunder or thereunder except for obligations that expressly survive the termination hereof.

(b)	Notwithstanding the provisions of Articles 5.1 and 5.2, the Transferor shall not submit any Approval Documents for Approval until after the Precondition is fulfilled to the satisfaction of

Trench and SITW and after Trench and SITW give their written consent to the Approval Documents pursuant to Article 5.6.

2.2	The obligations of Trench and SITW under this Equity Transfer Agreement and the Related Agreements are subject to and conditional upon:

(a)	The satisfactory completion of the Due Diligence to the satisfaction of both Trench and SITW.

(b)	To the extent required by Trench or SITW, review and approval (in their absolute and unfettered discretion) of the Approval Documents, the Related Agreements and the Fushun Court Approval by the shareholders and directors of Trench and SITW.

(c)	Delivery by the Transferor to the Transferee of evidence in form and substance satisfactory to the Transferee that at the Closing Date, the Transferor’s representations set out in Article 9.1 and the Legal Representative’s undertaking, representations and warranties referred to in paragraph (l) below, are true, complete, accurate and not misleading.

(d)	The issuance of the Approval on terms and conditions and in form and substance satisfactory to Trench and SITW.

(e)	Save for those which Trench and SITW agree may continue, settlement of all debts and release of all encumbrances and other liabilities of the Company (at the Transferor’s cost) to the satisfaction of Trench and SITW.

(f)	All Related Agreements being fully and duly executed by all parties and all legal formalities related hereto have been completed in form and substance satisfactory to Trench and SITW;

(g)	Trench and SITW are satisfied that there has been no breach of this Agreement or of the Related Agreements by the Transferor;

(h)	The employee releases referred to in Article 6.1 are executed by the employees and delivered to the Transferee, in form and substance acceptable to Trench and SITW;

(i)	The written confirmation relating to labor issues referred to in Article 6.4 has been issued, in form and substance acceptable to Trench and SITW;

(j)	Copies of the documents referred to in Article 7.2 have been delivered to the Transferee, in form and substance acceptable to Trench and SITW (the original documents and items referred to in Article 7.2 shall be delivered to the Transferee or the Transferee’s nominees at Closing) ;

(k)	The conditions in Article 7.3 have been fulfilled to the satisfaction of SITW and Trench;

(l)	Delivery to Trench and SITW, duly executed, the undertaking and representations and warranties of the Company’s legal representative in form attached to this Equity Transfer Agreement as Annexure C, or in such other form and substance acceptable to SITW and Trench; and

(m)	The issue of such other approvals, certificates and registrations from Approval Authorities as Trench and SITW determine is necessary to give full legal effect to the unconditional Transfer of the Transfer Equity Interest free from all Encumbrances (as defined in Article 7.4).

2.3	Each Condition Precedent is for the benefit of Trench and of SITW and may be waived by both Trench and SITW collectively giving notice in writing to the Transferor.

2.4	If the Conditions Precedent are not fulfilled or waived by 15 November 2002, Trench and SITW may, but are not obliged, to extend the relevant dates.

2.5	The Transferor shall cooperate and assist the Transferee and their professional advisors and representatives with the Due Diligence and produce such documents and materials requested by the Transferee and their professional advisors and representatives.

2.6	If, in Trench’s or SITW’s opinion, the Conditions Precedent are not fulfilled to their satisfaction by 15 November 2002 or any later date agreed by Trench and SITW under Article 2.4, either or both Trench and/or SITW may terminate this Equity Transfer Agreement and the Related Agreements, by giving written notice to the other parties and the parties shall have no further obligations hereunder or thereunder except for obligations that expressly survive the termination hereof.

2.7	Upon termination of this Agreement under Article 2.6, the Transferor shall immediately withdraw the Approval Documents filed with the Approval Authority, procure that no Approval is issued for any of the Approval Documents, and cancel the Related Agreements, other than those Related Agreements which were in force prior to the signing of this Equity Transfer Agreement.

2.8	SITW shall deliver to the Transferor a copy of its business licence chopped by the relevant State Administration of Industry and Commerce and a bank letter confirming the creditworthiness of SITW .

2.9	Trench Canada shall deliver to Transferor a copy of its certificate of incorporation and a bank letter confirming the creditworthiness of Trench .

3.	TRANSFER OF EQUITY INTEREST

3.1	The Transferor hereby agrees to transfer to Trench Canada, and, subject to the fulfillment of the Conditions Precedent, Trench Canada hereby agrees to purchase fourteen point six percent (14.6%) of the Total Equity Interest together with all rights and obligations related thereto subject to the terms and conditions set forth in this Agreement.

3.2	The Transferor hereby agrees to transfer to SITW, and, subject to the fulfillment of the Conditions Precedent, SITW hereby agrees to purchase thirty three percent (33%) of the Total Equity Interest together with all rights and obligations related thereto subject to the terms and conditions set forth in this Agreement.

3.3	The change of ownership of the Equity Interest after the transfer of the Transfer Equity Interest contemplated herein is outlined in the After Transfer Column of Schedule One hereof.

4.	PURCHASE PRICE

4.1	The Purchase Price for the Transfer Equity Interest (“Purchase Price”) shall be Twenty Million Six Hundred Thirty Three Thousand and Sixty Four point Five Two Renminbi (RMB20,633,064.52), of which:

(a)	Trench Canada shall pay to the Transferor Six Million Three Hundred Twenty Eight Thousand Six Hundred Twenty Nine point zero Three Renminbi (RMB6,328,629.03); and

(b)	SITW shall pay to Transferor Fourteen Million Three Hundred Four Thousand Four Hundred and Thirty Five point Four Nine Renminbi (RMB14,304,435.49).

(c)	Trench Canada and SITW shall be severally and not jointly liable to the Transferor for the payment of their respective apportionment of the Purchase Price described in Article 4.1 under the terms and conditions of this Agreement. This Agreement does not create any joint liability of Trench Canada and SITW for payment of the whole Purchase Price. This Agreement does not create any liability of Trench UK for payment of the whole or any part of the Purchase Price.

4.2	Dividend distributions made on or after the Closing Date shall be in proportion to each parties’ respective ownership of the registered capital in the Company as outlined in the “After Transfer” column of Schedule One, notwithstanding that for part of the year the Transferor’s proportion of ownership of registered capital was 49.6%. The Transferor acknowledges that appropriate adjustments have been made to the Purchase Price and, in relation to any declaration of dividend made on or after the Closing Date, the Transferor waives and shall not make any claims or be entitled to any distribution of dividend in excess of its proportion of ownership of the registered capital as shown in the “After Transfer” column of Schedule One, namely 2%, regardless whether or not the dividend declared relates to profits of the Company accrued or earned prior to the Closing Date.

Providing that all of the Conditions Precedent are fulfilled to SITW’s and Trench’s satisfaction, the Purchase Price shall not be changed by reason of any change in the value of the Company.

4.3	All payments to be made by Trench Canada shall be made in US dollars or such other foreign currency as Trench determines. The foreign exchange rate applicable to the conversion of Renminbi to any foreign currency or vice versa, shall be the official rate published by the People’s Bank of China five (5) banking days before the date on which payment is due.

4.4	All payments of the Purchase Price shall be to the extent required by Trench and SITW made in accordance with the Fushun Court Approval.

5.	APPROVAL OF TRANSFER

5.1	Subject to fulfillment of the Precondition in accordance with Article 2.1, the Transferor shall procure that the Company shall, and the Company hereby agrees, within five (5) Business Days of the date on which Trench and SITW give their written consent to the Approval Documents under Article 5.6, to submit the following documents and such other documents as may be required by the laws of the People’s Republic of China to the Approval Authority for Approval including but not limited to:

(a)	this Equity Transfer Agreement;

(b)	an application for Approval of the Transfer;

(c)	the Revised Articles of Association;

(d)	the Revised Joint Venture Contract;

(e)	the Original Articles of Association;

(f)	the Original Joint Venture Contract;

(g)	the original approval certificate relating to the establishment of the Company (if required);

(h)	the current approval certificate and business license of the Company;

(i)	resolutions of the Board approving Transfer in accordance with the terms and conditions of this Agreement;

(j)	a list of the proposed members of the Board following the Transfer of the Transfer Equity Interest, including the Legal Representative, Chairman and Vice Chairman of the Company;

(k)	such necessary documents to give effect to the change to the members of the Board, the Legal Representative, Chairman and Vice Chairman;

(l)	application to change the name of the Company from “Fushun Reyrolle Bushing Co Ltd” to “Trench Fushun Bushing Co Ltd” or such other name determined by the board of the Company;

(m)	Valuation Documents and, if required by SITW, the SITW Valuation;

(n)	other documents required by the Approval Authority.

5.2	Subject to fulfillment of the Precondition in accordance with Article 2.1 and the written consent of Trench and SITW to the Approval Documents under Article 5.6, the Transferor shall promptly file the Approval Documents and deal with the Approval Authority on behalf the Company in order to obtain the Approval and use reasonable endeavours to obtain the Approval. The Transferor shall notify the Transferee of all material correspondence from the Approval Authority in relation to the Approval.

5.3	Promptly after signing this Equity Transfer Agreement, the Transferor shall obtain and submit to the State Asset Administration Bureau and the Approval Authority for Approval:

(a)	an opinion issued by the government department in charge of the Transferor and, if required;

(b)	an assets valuation report issued by a state-owned assets valuation institution in respect of the Transfer of the Transfer Equity Interest;

(c)	a letter of confirmation issued by the competent local branch of the state-owned assets administration authority in respect of the valuation report mentioned in paragraph (b) of this Article 5.3; and

(d)	if required by SITW, the SITW Valuation.

5.4	As soon as practicable following receipt of the Trench and SITW written approval referred to in Article 5.6, the Transferor shall cause the Company to apply to the FAIC to change its business registration to reflect the change of ownership of the Company after the Transfer and the change of Company name, and to do all such necessary things associated with that change of ownership and change of the Company name, including but not limited to the change of tax, custom and foreign exchange registrations.

5.5	Immediately after receipt of the Trench and SITW written approval referred to in Article 5.6, the Transferor shall do all things necessary to obtain the Fushun Court Approval.

5.6	Notwithstanding any of the foregoing provisions, before the Transferor submits any of the Approval Documents to any authority or body for approval (including, without limited, the Approval Authority, the Fushun Court and the FAIC), the Transferor must first submit the Approval Documents to Trench and SITW for their prior written approval.

6.	EMPLOYEES

6.1	The Transferor shall do all things necessary to terminate the employment of the employees listed in Schedule Two including obtaining releases, in form and substance acceptable to Trench and SITW, from those employees for severance pay and any other liability pertaining to the employee’s employment with the Transferor or his or her provision of services to the Company. Such termination shall take effect on the Closing Date. The Company shall employ the Employees on substantially the same terms as the terms of employment in force immediately prior to Closing.

6.2	Any liability or obligation to or in respect of any employees or former employees of Transferor which shall have been asserted prior to or at the Closing Date or is based on acts or omissions which occurred prior to the Closing Date including, without limitation:

(a)	any employment agreement, whether or not written, between the Transferor and any person;

(b)	any liability under any employee benefit plan at any time maintained by the Transferor or the Chinese local or central government, contributed to or required to be contributed to by or with respect to Transferor or under which the Transferor may incur liability, or any contributions, benefits or liabilities therefore, including without limitation, any pension fund, unemployment insurance, accident and disability insurance, medical insurance, housing and heating benefits; and

(c)	any claim of an unfair labor practice, or any claim under any unemployment compensation or worker’s compensation law or regulation or under any employment discrimination law or regulation,

shall remain the liability of the Transferor after Closing and shall not be assumed by the Company.

6.3	The Transferor fully indemnifies and shall keep indemnified the Company, SITW and Trench (“Indemnified Parties”) against all losses and liabilities incurred by the Indemnified Parties arising directly or indirectly as a result of or in connection with the matters raised in Article 6.2.

6.4	If Trench and/or SITW determine at any time that any authority has a claim or may have a right to claim or has or may make a claim of any nature against the Company in connection with the matters referred to in Article 6.2 then trench and/or SITW shall notify the Transferor of this fact and the Transferor shall immediately thereafter obtain from all relevant government authorities written confirmation and undertakings that those authorities shall not make any claim against the Company for any of the matters referred to in Article 6.2.

7.	CLOSING

7.1	Closing shall take place on the Closing Date at the office of the Trench’s solicitors, Altheimer & Gray, Shanghai Office, unless, in order to give full legal effect to the unconditional Transfer of the Transfer Equity Interest unencumbered to the Transferees, Closing is required by PRC laws and regulations to take place in a prescribed location or institution, whereupon Closing shall take place at such prescribed location or institution.

7.2	At Closing the Transferor must deliver to the Transferee or the Transferee’s nominees:

(a)	Evidence of the Approval, in form and substance acceptable to Trench and SITW;

(b)	The Approval Documents, in form and substance acceptable to Trench and SITW.

(c)	The Company seal;

(d)	all seals, minute books, statutory books and registers, books of account, trading and financial records, copies of taxation returns and other documents and papers of the Company;

(e)	authorities directed to the Company’s bankers authorising the operation of each of the Company’s bank accounts only by the Transferee’s nominees; and

(f)	instruments in a form approved by the Transferee’s solicitors executed under seal by the Transferor releasing the Company from all claims of any kind which the Transferor may have against the Company, other than for day to day trading debts for good and services provided by the Transferor to the Company as shown on the trading accounts of the Company.

7.3	At Closing the Transferor must procure:

(a)	appointment to the Board of the persons nominated by the Transferee and resignations from the Board of those of the present directors whom the Transferee requests to resign, and in the case of each director resigning an acknowledgment in such form as the Transferee may require that he or she has no claim of any nature against the Company for salary, fees, compensation for loss of office or otherwise; and

(b)	delivery into the control of the Transferee of all keys and codes of whatever nature required to enter or gain access to any property of the Company and without limitation including all keys and combinations required to unlock each safe deposit box at a bank, cupboards, safes, storage rooms, filing cabinets and desk drawers, and all keys and codes necessary to gain access to computer programs.

7.4	Subject to the fulfillment of the Conditions Precedent and providing that both Trench and SITW are satisfied in their absolute discretion that as at the Closing Date, the Equity Interest is free from all claims, security interests, liens, pledges, charges, escrows, options, proxies, rights of first refusal, preemptive rights, mortgages, title retention agreements, indentures, security agreements of any kind or any other encumbrances (“Encumbrances”), Trench Canada shall at the Closing on the Closing Date:

(a)	pay the portion of Purchase Price, as provided in Article 4.1(a) in accordance with such court orders or directions, including the Fushun Court Approval, as are required to ensure that the relevant portion of the Transfer Equity Interest is transferred to Trench Canada free from all Encumbrances; and

(b)	if it has not done so before, produce consents in writing of Trench nominees for appointment as directors of the Company.

7.5	Subject to the fulfillment of the Conditions Precedent and providing that both Trench and SITW are satisfied in their absolute discretion that as at the Closing Date, the Equity Interest is free from all Encumbrances, SITW shall at the Closing on the Closing Date:

(a)	pay the portion of Purchase Price, as provided in Article 4.1(b) in accordance with such court orders or directions, including the Fushun Court Approval, as are required to ensure that the relevant portion of the Transfer Equity Interest is transferred to SITW free from all Encumbrances; and

(b)	if it has not done so before, produce consents in writing of SITW’s nominees for appointment as directors and if it desires, Vice Chairman of the Company.

7.6	After payment of the Purchase Price as specified in Article 7.4 and 7.5 and subject as provided by Chinese law the transfer of the Transfer Equity Interest shall be fully effective.

8.	Release of Transferor’s Securities

8.1	If required by the Company’s principle bankers, the parties shall co-operate in using all reasonable endeavours to arrange for the release and discharge on the Closing Date of any securities or guarantees given by the Transferor in relation to the Company’s debts (Transferor’s Securities”). If reasonably required, SITW and Trench may elect to arrange the replacement of the Transferor’s securities with a similar security or guarantee acceptable to the Company’s principle bankers, provided that no Party shall be obliged to provide any guarantee or security nor, without prejudice to the generality of the foregoing, to guarantee a greater proportion of any borrowing than its percentage holding of registered capital in the Company from time to time.

9.	REPRESENTATIONS AND WARRANTIES

9.1	The Transferor hereby represents and warrants to each of SITW and Trench UK and Trench Canada that:

(a)	the Transferor is the sole owner of the Transfer Equity Interest and has full corporate power and authority and has taken all action necessary to enter into this Agreement and perform its obligations thereunder;

(b)	the Transferor’s obligations under this Agreement are valid, binding and enforceable against the Transferor in accordance with their terms; and

(c)	the Transferor has not created and has not agreed to create, and there do not exist, any mortgage, pledge, lien, charge, right of first refusal, right of preemption, order direction or award of any tribunal or court (other than the Fushun Court Orders described in paragraphs (i) to (iv) of Article 1.1(r)) and the preemptive rights described in Article 10) or any other form of encumbrance or right of any third party over or in relation to the Equity Interest.

(d)	Save for the Fushun Court Orders described in paragraphs (i) to (iv) of Article 1.1(r) and the preemptive rights described in Article 10, there are no claims, security interests, liens, pledges, charges, escrows, options, proxies, rights of first refusal, preemptive rights, mortgages, title retention agreements, indentures, security agreements of any kind or any other encumbrances to the registered capital of the Company, including any Equity Interest, or against the assets of the Company.

(e)	All information given by or on behalf of the Transferor and the Company to Trench and SITW, their advisers or agents before or during the negotiations leading to the Equity Transfer Agreement, Revised Articles of Association and Revised Joint Venture Contract and any related agreements, as well as the information set out in those documents, is true, complete, accurate and not misleading.

(f)	The Company has paid all taxes which it has become liable to pay and is not, and has not been liable to pay a penalty, surcharge, fine or interest in connection with any tax.

(g)	The assets owned, possessed or used by the Company comprise all the assets required to enable the Company to carry on its business fully and effectively in the ordinary course.

(h)	The Company has not released a debt shown in the Company accounts or its accounting records so that the debtor has paid or will pay less than the debt’s book value.

(i)	Save for matters giving rise to the Fushun Court Orders described in paragraphs (i) to (iv) of Article 1.1(r) as disclosed in the Disclosure Schedule, the Company has paid its creditors within the times agreed with them and no debt owing by it has been due for more than ninety (90) consecutive days.

(j)	Except as disclosed in the Company accounts, the Company does not have outstanding and has not agreed to create or incur loan capital, borrowing or indebtedness in the nature of borrowing, including, without limitation, a bank overdraft, a liability under an acceptance (other than a normal trade bill) or acceptance credit.

(k)	At the date hereof the loan agreements, guarantees, securities and mortgages and other encumbrances listed in the Schedule Three (Loans and Securities) are the only Loans and Securities entered into by the Company which are outstanding and the Transfer shall not constitute a breach of any term of any Loan or Security and no approval of any third party creditor of the Company shall be required by any provision of any agreement whatsoever.

(l)	Save as disclosed in the Disclosure Schedule, the Company is not in default of any provision of any of the Loans and Securities and all payments have been made in the due date for payment as settled in loan agreements.

10.	WAIVER OF PREEMPTIVE RIGHT OF PURCHASE

10.1	Trench UK hereby irrevocably waives its preemptive right of purchase in respect of the forty seven point six percent (47.6%) of the Total Equity Interest contemplated to be transferred to be Transferee hereunder under the laws of the PRC.

10.2	The waiver under Article 10.1 above shall be valid until the earlier of the following events occurs:

(a)	the Closing Date; or

(b)	November 15, 2002.

11.	TAX LIABILITIES

11.1	Unless the laws provide otherwise, the Transferor shall be responsible for, and agrees to indemnify and save harmless the Transferee and the Company against, any tax liability (including without limitation any income tax, business tax, stamp duty or any other kind of taxes, fees, assessments or charges) which may arise as a result of the payment of the Purchase Price by the Transferee hereunder or otherwise as a result of the execution or performance of this Agreement.

12.	INDEMNIFICATION

12.1	The Transferor shall indemnify each of SITW and Trench Canada and Trench UK for all damages incurred by each or both of them as a result of:

(a)	any inaccuracy in or breach of any representation and warranty made by the Transferor to the Transferee herein; or

(b)	the breach by the Transferor of, or failure of the Transferor to comply with, any of its covenants or obligations under this Agreement.

12.2	SITW shall indemnify each of Transferor and Trench for all damages incurred by each or both of them as a result of:

(a)	any inaccuracy in or breach of any representation and warranty made by SITW to the Transferor and Trench herein; or

(b)	subject to fulfillment of the Conditions Precedent, the breach by SITW of, or failure of SITW to comply with, any of its covenants or obligations under this Agreement.

12.3	Trench shall indemnify each of Transferor and SITW for all damages incurred by each or both of them as a result of:

(a)	any inaccuracy in or breach of any representation and warranty made by Trench to the Transferor and SITW herein; or

(b)	subject to fulfillment of the Conditions Precedent, the breach by Trench of, or failure of Trench to comply with, any of its covenants or obligations under this Agreement.

13.	NON-COMPETITION

13.1	The Transferor hereby covenants and agrees that from and after the date of this Agreement and continuing for a period of five (5) years from the Closing Date, neither the Transferor nor any of its affiliates, parent or subsidiaries shall do any one or more of the following (except holding 2% shares of the Company), directly or indirectly:

(a)	engage or participate, anywhere in the PRC, as an owner, partner, shareholder or consultant or (without limitation) otherwise in any business which is in competition, directly or indirectly, with any business or activity of the Company, as conducted on the Closing Date;

(b)	solicit any customers of the Company which has been a customer of the Company or its affiliates within the past three (3) years; or

(c)	take any actions which are calculated to persuade any salaried, technical or professional employees, representatives or agents of the Company to terminate their association with the Company.

14.	CONFIDENTIALITY

14.1	The Transferor hereby covenants and agrees for the longest period permitted by law of PRC following the Closing Date, that the Transferor shall, and shall cause its affiliates, directors, officers, employees and agents to, hold in strictest confidence, and not, without the prior written approval of the Transferee, use for its own benefit or the benefit of any party other than the Transferee or disclose to any third person (other than as required by law) any information of any kind relating to the Transferee’s and the Company’s respective businesses, customers, financials or other affairs.

15.	GOVERNING LAW AND DISPUTE RESOLUTION

15.1	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the People’s Republic of China.

15.2	Choice of Arbitration

If any dispute arises under or relating to this Agreement, including with respect to the interpretation or implementation of this Agreement, relating to performance or termination under this Agreement or relating to any matter contemplated by this Agreement, including liquidation of the Company, the Parties shall first attempt to resolve such dispute through friendly discussions.

If the dispute cannot be resolved in this manner to the satisfaction of the Parties within sixty (60) days after the date that any Party has notified the other Parties in writing of such dispute, the Parties, as the sole manner to resolve the dispute, shall submit the dispute to arbitration in the Singapore International Arbitration Center (“Center”), in accordance with the applicable arbitration rules of the United Nations Commission on the International Trade Law in which case:

(a)	The basis of the arbitration shall be both the English text and the Chinese text of this Agreement, unless the Parties agree that a single text be used;

(b)	There shall be three (3) arbitrators, all of whom shall be fluent in English. SITW and Trench shall each appoint one (1) arbitrator who shall select the third arbitrator, who shall serve as chairman of the panel (and who shall not be a national of the domicile of either of the Parties to this Agreement). If the first two (2) arbitrators cannot agree on a third arbitrator within fifteen (15) business days after their appointment, the third arbitrator shall be appointed by the Center and shall serve as chairman of the panel.

15.3	Proceedings in English and Chinese

All proceedings (including documentation) in any such arbitration shall be conducted in Chinese and English and a daily transcript in Chinese and English of such proceedings shall be prepared unless the Parties agree otherwise.

15.4	Award Final and Binding

The arbitration award shall be final and binding on the Parties, and the Parties agree to be bound thereby and shall act accordingly.

15.5	Cost of Arbitration

The costs of arbitration shall be borne by the losing party, unless otherwise determined by the arbitration body.

15.6	Enforcement

If either Party fails to observe the terms of an arbitration award, the other Party may apply to have the award enforced in accordance with the New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards in any court having jurisdiction over the Party against which the award has been rendered, in which event any Party obtaining a court order of enforcement shall be entitled to reimbursement by the other Parties of all costs and expenses (including reasonable attorneys’ fees) incurred by it in connection with the obtaining of such enforcement order.

15.7	Waiver of Sovereign Immunity, etc.

In any arbitration proceeding, or any legal proceeding to enforce any award resulting from an arbitration proceeding, each party expressly waives any defense of sovereign immunity and any other defense or exemption from suit, judgment or execution based on the fact or allegation that it is a party, agency or instrumentality of or otherwise represents a government or governmental or public body.

15.8	Continued Performance

During the period when a dispute is being resolved, the Parties shall in all other respects continue their implementation of this Agreement.

16.	MISCELLANEOUS

16.1	Recitals. The Recitals to this Agreement form an integral part thereof.

16.2	Language. Originals of this Agreement shall be prepared in Chinese and English with each language version having equal legal effect.

16.3	Originals. This Agreement shall be executed in six (6) Chinese originals and six (6) English originals. Each party to this Agreement shall keep a Chinese original and an English original. There shall be filed with the Approval Authority a Chinese original and an English original under Article 5 hereof.

16.4	Assignment. This Agreement shall not be assignable by any of the Parties hereto without the prior written consent of the other parties.

16.5	Amendment. No change, modification or amendment of the Agreement shall be valid or binding on the Parties unless such change, modification or amendment shall be in writing signed by all parties.

16.6	Continuing Effect of Agreement. Except to the extent that they have been performed and except where this Agreement provides otherwise, the obligations contained in this Agreement remain in force after the Closing under Article 7.

16.7	No Waiver. The failure of any party to insist on strict performance of a covenant hereunder or of any obligation hereunder shall not be a waiver of such party’s right to demand strict compliance therewith in the future, nor shall the same be construed as a novation of this Agreement.

16.8	Severability. In the event any provision, clause, sentence, phrase, or word hereof, or the application thereof in any circumstances, is held to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder hereof, or of the application of any such provision, sentence, clause, phrase, or word in any other circumstances.

16.9	Entire Agreement. This Agreement constitutes the entire agreement and understanding among the Parties in respect of the subject matter hereof and supersedes all prior discussions, negotiations and agreements among them.

16.10	Further Assurances. Each party hereto agrees to do all acts and things and to make, execute and deliver such written documents and instruments, as shall from time to time be reasonably required to carry out the terms and provisions of this Agreement.

16.11	Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives in Shanghai as of the day and year first above written.

Fushun Electric Porcelain Works	Trench (UK) Limited

/s/ Ye Li Mao	/s/ John Finlay

By: Ye Li Mao	By: John Finlay

Title: Director	Title: Director

Trench Limited	Shanghai Instrument Transformer Works

/s/ John Finlay	/s/ Zhang Wei Guo

By: John Finlay	By: Zhang Wei Guo

Title: Director	Title: Director

#

SCHEDULE ONE

TRANSFER OF EQUITY INTEREST

	Before Transfer		After Transfer

	Shareholding	Registered Capital	Shareholding	Registered Capital
Party	Percentage (%)	Amount (RMB)	Percentage (%)	(RMB)

Transferor	49.6	16,727,000	2	674,480
Trench UK	50.4	16,997,000	50.4	16,997,000
Trench Canada	0	0	14.6	4,923,600
SITW	0	0	33	11,128,920
Total	100	33,724,000	100	33,724,000

SCHEDULE TWO

EMPLOYEES

SCHEDULE THREE

LOANS AND SECURITIES

ANNEXURE A

REVISED ARTICLES OF ASSOCIATION

ANNEXURE B

REVISED JOINT VENTURE CONTRACT

ANNEXURE C

LEGAL REPRESENTATIVE’S UNDERTAKING AND GUARANTEE

TO:

Trench (UK) Limited
South Drive
Hebburn, Tyne & Wear NE31 1UW

Trench Limited
71 Maybrook Drive
Scarborough, Ontario
Canada M1V 4B6

Shanghai Instrument Transformer Works
427 Jumen Road
Shanghai
PRC

Fushun Reyrolle Bushing Co., Limited
Economic Development Area
Fushun, Liaoning Province,
PRC

26th September 2002

Dear Sirs

PERSONAL UNDERTAKING

Re: Fushun Reyrolle Bushing Co., Limited (“Company”) and Fushun Electric Porcelain Works (“FEPW”)

I hereby in my personal capacity confirm, warrant and represent as follows:

1.	I am the Legal Representative of the Company and Chairman of the Board of the Company and as such have authority to bind the Company and I am in the best position to know of Company matters

2.	FEPW is the registered holder and beneficial owner of the Transfer Equity Interest and have power to transfer title to the Transfer Equity Interest, subject to the release of the Fushun Court Orders described in paragraphs (i) to (iv) of Article 1.1(r) of the Equity Transfer Agreement.

3.	Save as specifically disclosed in the Disclosure Schedule, there are no claims, security interests, liens, pledges, charges, escrows, options, proxies, rights of first refusal, preemptive rights, mortgages, title retention agreements, indentures, security agreements of any kind or any other encumbrances to the registered capital of the Company, including any Equity Interest, or against the assets of the Company.

4.	All information given by or on behalf of and the Company to Trench and SITW, their advisers or agents before or during the negotiations leading to the Equity Transfer Agreement, Revised Articles of Association and Revised Joint Venture Contract and any related agreements, as well as the information set out in those documents, is true, complete, accurate and not misleading.

5.	The Company has paid all taxes which it has become liable to pay and is not, and has not been liable to pay a penalty, surcharge, fine or interest in connection with any tax.

6.	The assets owned, possessed or used by the Company comprise all the assets required to enable the Company to carry on its business fully and effectively in the ordinary course.

7.	The Company has not released a debt shown in the Company accounts or its accounting records so that the debtor has paid or will pay less than the debt’s book value.

8.	Save as disclosed in the Disclosure Schedule, the Company has paid its creditors within the times agreed with them and no debt owing by it has been due for more than [ninety (90)] consecutive days.

9.	Except as disclosed in the Company accounts, the Company does not have outstanding and has not agreed to create or incur loan capital, borrowing or indebtedness in the nature of borrowing, including, without limitation, a bank overdraft, a liability under an acceptance (other than a normal trade bill) or acceptance credit.

10.	At the date hereof the loan agreements, guarantees, securities and mortgages and other encumbrances listed in the Disclosure Schedule (Loans and Securities) are the only Loans and Securities entered into by the Company which are outstanding.

11.	Save as disclosed in the Disclosure Schedule, the Company is not in default of any provision of any of the Loans and Securities and all payments have been made in the due date for payment as settled in loan agreements.

12.	Other than disclosed in the Disclosure Schedule:

(a)	neither the Company nor a person for whose acts or defaults the Company may be vicariously liable is involved, or has during the two (2) years ending on the date of this letter been involved, in a civil, criminal, arbitration, administrative or other proceeding in any jurisdiction;

(b)	no civil, criminal, arbitration, administrative or other proceeding in any jurisdiction is pending or threatened by or against the Company or a person for whose acts or defaults the Company may be vicariously liable.

Each of the warranties and representations given above are made to each of Trench (UK) Limited, Trench Limited and SITW.

Defined terms used in this letter have the meanings given them in the Equity Transfer Agreement.

The confirmation, warranties and representations given in this letter applies at the date of this letter, the date of execution of the Equity Transfer Agreement and the Closing Date.

I fully indemnify and shall keep indemnified the Company, SITW and Trench (“Indemnified Parties”) against all losses and liabilities incurred by the Indemnified Parties arising directly or indirectly as a result of or in connection with any breach of the warranties and representations set out in this letter.

Yours faithfully

Ye Li Mao

DISCLOSURE SCHEDULE

1.	Fushun Court Orders described in paragraphs (i) to (iv) or Article 1.1(r) of the Equity Transfer Agreement, being the following property preservation orders issued by the Fushun City Intermediate Court:

(a)	Against the FEPW’s equity holdings in the Company in favour of the Fushun City Social Security Insurance General Corporation issued on 11 April 2002;

(b)	Against the FEPW’s equity holdings in the Company and debts in favour of the Fushun City Housing Fund Administrative Bureau issued on 18 July 2002;

(c)	Against the FEPW’s equity holdings in the Company and its deposits or assets in favour of the Bank of China Fushun Branch issued on 30 August 2002; and

(d)	the enforcement assistance order issued to the Company in relation to the property preservation order described in paragraph (iii) dated 2 September 2002.

1.	Statutory preemptive rights of Trench (UK) Limited